April 15, 1996



Dear Shareholder:

     You are cordially invited to attend the 1996 Annual Meeting of Shareholders of Horizon Bancorp to be held at the Orak Shrine Temple, 3848 N. Frontage Road, Michigan City, Indiana on Thursday, May 16, 1996 at 10:00 a.m. (local time). To ensure that a quorum will be represented at the meeting, we encourage you to complete, sign, date and return your proxy promptly in the enclosed postage prepaid envelope. This will not limit your right to vote in erson or to attend the meeting.

     The Notice of Annual Meeting and the Proxy Statement on the following pages cover the business to come before the meeting, which will include election of directors. We urge you to read these materials carefully.

     The Annual Report of Horizon Bancorp for the year ending December 31, 1995 is also enclosed. The Annual Report is not to be considered as proxy solicitation material.

     We look forward to meeting our shareholders, and welcome the opportunity to discuss the business of your company with you.




Larry E. Reed
Robert C. Dabagia
Chairman of the Board
President

                                 HORIZON BANCORP
                               515 FRANKLIN SQUARE
                          MICHIGAN CITY, INDIANA 46360

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To Our Shareholders:

NOTICE IS HEREBY GIVEN THAT PURSUANT TO THE CALL OF ITS DIRECTORS, the Annual Meeting of Shareholders of Horizon Bancorp will be held on Thursday, May 16, 1996, 10:00 a.m. (local time), at the Orak Shrine Temple, 3848 N. Frontage Road, Michigan City, Indiana, for the purpose of considering and voting upon the following matters:

1) The election of three (3) Directors to serve terms which will expire in 1999.

2) To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 1, 1996, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.

Your attention is directed to the accompanying Proxy Statement and Proxy.


IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING. YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.



                                             By Order of the Board of Directors
                                             Thomas P. McCormick
                                             Secretary


                                             April 15, 1996

                                 HORIZON BANCORP
                               515 FRANKLIN SQUARE
                          MICHIGAN CITY, INDIANA 46360
                                 (219) 879-0211

                                 April 15, 1996

                                 PROXY STATEMENT

                               GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of Horizon Bancorp ("Horizon") in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of Horizon to be held at the Orak Shrine Temple, 3848 N. Frontage Road, Michigan City, Indiana on Thursday, May 16, 1996 at 10:00 a.m. (local time), and at any adjournment thereof. This Proxy Statement and accompanying form of proxy have been mailed to shareholders on or about April 15, 1996.

Only shareholders of record as of April 1, 1996 will be entitled to notice of, and to vote at, the Annual Meeting. The voting securities of Horizon consist only of Common Stock, of which 910,874 shares were issued and outstanding on the record date. For the matters to be voted on at the Annual Meeting, each share of Horizon Common Stock is entitled to one vote.


EXERCISE AND VOTING OF PROXY

The enclosed proxy is designed to permit each shareholder of record of Horizon Common Stock at the close of business on April 1, 1996 to vote at the Annual Meeting. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with the instructions of the shareholders given in the proxies. In the absence of any such instructions, the shares of Horizon Common Stock, represented by proxy, will be voted for the election of the three nominees for directors. On other matters that may properly come before the meeting, this proxy will be voted, in their discretion, by the named Proxies. Any proxy may be revoked at any time insofar as it has not been exercised, either by delivery to Horizon of a written revocation, by a duly executed proxy bearing a later date or by action of the shareholder at the meeting.

The nominees for election as directors of Horizon named in the Proxy Statement will be elected by a plurality of the votes cast. Action on other matters presented at the meeting will be approved if the votes cast in favor exceed the votes cast in opposition, unless a higher voting requirement is required. Abstentions or broker non-votes will not be voted for or against any items or other matters presented at the meeting.

The cost of soliciting proxies in the accompanying form will be borne by Horizon. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph, by certain directors, officers or employees of Horizon or First Citizens Bank, N.A. ("Bank"), its subsidiary, who will not be specially compensated for such solicitations. No solicitation of proxies will be made by other paid solicitors.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the best of the knowledge of Horizon, as of February 28, 1996, the following are the only beneficial owners of more than five percent (5%) of the outstanding shares, except as otherwise noted under Nominee's Standing for Election

NAME & ADDRESS           OUTSTANDING STOCK       PERCENTAGE OF OUTSTANDING STOCK
- --------------           -----------------       -------------------------------
Cede & Co.                   191,652                         21.02%
Box #20
Bowling Green Station, NY 10004

First Citizens Bank, N.A.,
as trustee                   306,302  (1)                    33.59%
P.O. Box 1125
Michigan City, IN 46360

Darhap & Co.                  83,241  (2)                     9.13%
P.O. Box 1125
Michigan City, IN 46360


(1) Shares indicated as beneficially owned include 295,570 share under the Employee Stock Ownership Plan ("ESOP") and 10,732 shares under the Employees' Thrift Plan.

(2) Shares indicated as beneficially owned are held by Darhap & Co. as nominee for First Citizens Bank Trust Department for shares held for beneficiaries of trusts and estates, not the Employee Stock Ownership Plan and Employees' Thrift Plan.


                              ELECTION OF DIRECTORS

The Articles of Incorporation of Horizon provide that the Board of Directors shall consist of three classes of directors. One class of directors is to be elected each year with terms extending to the third succeeding Annual Meeting after such election.

NOMINEES STANDING FOR ELECTION
TERMS TO EXPIRE IN 1999:

NAME, AGE, AND                                          SHARES
  YEAR FIRST                                         BENEFICIALLY    PERCENT OF
ELECTED DIRECTOR(1)        PRINCIPAL OCCUPATION        OWNED(2)        CLASS
- ----------------           --------------------        --------        -----
Dale W. Alspaugh           Chancellor,
Age - 63                   Purdue University            1,030           0.10%
1986                       -North Central


Robert E. McBride, M.D.    Pathologist, Pathology       3,627           0.37%
                           Consultants, Inc.

Gene L. Rice               Farmer                         226           0.02%
Age - 63
1979

CONTINUING DIRECTORS

TERMS TO EXPIRE IN 1998:

NAME, AGE, AND                                          SHARES
  YEAR FIRST                                         BENEFICIALLY    PERCENT OF
ELECTED DIRECTOR(1)        PRINCIPAL OCCUPATION        OWNED(2)        CLASS
- ----------------           --------------------        --------        -----

George R. Averitt          Financial consultant;          682           0.07%
Age - 64                   former publisher of
1973                       Michigan City News-Dispatch
                           (local newspaper)

James D. Brown             Retired,                     5,475           0.55%
Age - 69                   General Construction Co., Inc.
1979                       (general contractor)


Boyd W. Phelps             Vice President, Seico, Inc.  1,250           0.13%
Age - 67
1971


Larry N. Middletn, Jr      President, Century 21         250            0.03%
Age - 43
1995                           Middleton Co., Inc.


Susan D. Sterger           Executive Vice President,     100            0.01%
Age - 41                   McKee Group
1995

CONTINUING DIRECTORS

TERMS TO EXPIRE IN 1997:

NAME, AGE, AND                                          SHARES
  YEAR FIRST                                         BENEFICIALLY    PERCENT OF
ELECTED DIRECTOR(1)        PRINCIPAL OCCUPATION        OWNED(2)        CLASS
- ----------------           --------------------        --------        -----

Russell L. Arndt           Farmer                      1,272            0.13%
Age - 67
1976


Robert C. Dabagia          President and              37,871 (3)        3.81%
Age - 57                   Chief Administrative
1980                       Officer, Horizon and Bank
                           since 1986


Myles J. Kerrigan          Board Member,                 883            0.09%
Age - 57                   Chicago Board of Trade
1979


Larry E. Reed              Chairman and               46,795 (4)        4.71%
Age - 61                   Chief Executive Officer
1979                       Horizon and Bank
                           since 1986

(1) The date indicated in this column reflects the year the person listed was first elected as a director of Horizon or one of the predecessors of Bank, namely Citizens Bank of Michigan City ("Citizens Bank") and First Merchants National Bank ("First Bank").

(2) The information shown regarding shares beneficially owned is based upon information furnished to Horizon by the individuals listed. The nature of beneficial ownership, unless otherwise noted, represents sole or shared voting or investment power.

(3) Shares indicated as beneficially owned by Mr. Dabagia include 23,000 shares of vested stock options granted under the 1987 Stock Option and Stock Appreciation Rights Plan ("1987 Plan") of Horizon, 7,751 shares held by the Horizon Employee Stock Ownership Plan ("ESOP") and Horizon Bancorp Employees' Thrift Plan ("Thrift Plan").

(4) Shares indicated as beneficially owned by Mr. Reed include 30,000 shares of vested stock options granted under the 1987 Stock Option and Stock Appreciation Rights Plan ("1987 Plan") of Horizon, 10,164 shares held by the Horizon Employee Stock Ownership Plan ("ESOP") and the Horizon Bancorp Employees' Thrift Plan ("Thrift Plan") and 2,750 shares owned by Mr. Reed's spouse of which Mr. Reed disclaims ownership.


Information regarding shares beneficially owned is as of February 28, 1996. As of February 28, 1996, directors, nominees and executive officers, as a group (15, including above 12 individuals), beneficially owned 125,552 shares (including 70,000 shares exercisable under stock options), 12.64% of the shares outstanding.

BOARD RECOMMENDATION

The Board unanimously recommends that the shareholders vote for the election of the nominees. It is intended that the proxies given to the persons named in the accompanying form of proxy will, unless otherwise indicated therein, be voted for the election of the nominees named above. Although management has no reason to believe that any nominee will be unable to serve, in the event any nominee should become unavailable for election, and unless the Board of Directors shall reduce the size of the Board to a number which shall be equal to the number of nominees who are able and willing to serve, the persons named in the proxy will vote for a substitute nominee who will be designated by the Board of Directors.

PROCEDURES FOR NOMINATION OF DIRECTORS

Under Horizon's by-laws, nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of Horizon entitled to vote for the election of directors.
Horizon does not have a Nominating Committee of the Board of Directors. Nominations, by any shareholder, must be made in writing and must be delivered to the President of Horizon not less than 30 days nor more than 50 days prior to any meeting of shareholders called for the purpose of electing directors and must include certain detailed information and representations with respect to such nominee as specified in the by-laws. Nominations not made in accordance with the by-laws may be disregarded by the chairman of the meeting, in his discretion, and upon his instructions, the vote tellers may disregard all votes cast for any such nominee. A complete copy of the applicable provision of the by-laws will be available upon request to the President of Horizon.


                MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

During 1995, Horizon's Board of Directors held twelve meetings. In 1995, all Horizon directors attended 75% or more of the aggregate of the meetings of the Board of Horizon, Bank and all committees upon which the Directors serve. Horizon does not have any standing committees of its own. However, the Bank Board of Directors has, among others, an Audit Committee and Compensation Committee, which also serve as such for Horizon and The Loan Store, Inc., a consumer finance subsidiary of Horizon.

The Audit Committee, whose members at December 31, 1995 were George R. Averitt, James D. Brown, Myles J. Kerrigan, and Gene L. Rice met four times in 1995.
Larry E. Reed and Robert C. Dabagia are ex officio members of the Audit Committee. The purpose of the Committee is to assist the Board of Directors in fulfilling its statutory and fiduciary responsibilities for examinations of Bank and affiliates and monitoring of accounting, auditing and financial reporting practices. The Committee reviews the internal audit program of Bank and recommends to the Board of Directors the engagement of an outside auditing firm.

The Compensation Committee, whose members at December 31, 1995 were Robert E. McBride, Chairman, Russell L. Arndt, James D. Brown, Robert C. Dabagia, Larry N. Middleton, Jr., Boyd W. Phelps, Larry E. Reed, and Susan D. Sterger met two times in 1995. The Committee reviews all salary and employee benefit issues relating to Bank and affiliates employees and directors.

                          EXECUTIVE OFFICERS OF BANCORP

The following information is provided with respect to executive officers of Horizon as of April 1, 1996:


                                     OFFICE AND BUSINESS EXPERIENCE
NAME                  AGE            DURING THE PAST FIVE YEARS
- ----                  ---            --------------------------
Larry E. Reed         61             Chairman and Chief Executive Officer
                                     Horizon and Bank since 1986.

Robert C. Dabagia     57             President and Chief Administrative Officer
                                     Horizon and Bank since 1986

Thomas P. McCormick   42             Executive Vice President
                                     Horizon and Bank since 1986

Diana E. Taylor       31             Vice President and Chief Financial Officer
                                     Horizon and Bank since 1995;
                                     Senior Auditor, Bank since 1991.

All of Horizon's executive officers hold office for a term of one year. Messrs. Reed and Dabagia are parties to Employment Agreements ("Agreements") with Horizon pursuant to which they have been selected to serve as Directors and Chairman and Chief Executive Officer and President and Chief Administrative Officer, respectively, of Horizon and Bank (see "Executive Compensation and Other Information").


                      REPORT OF THE COMPENSATION COMMITTEE
                                DECEMBER 31, 1995

The Compensation of all elected officers of the Bank, including that of the Chief Executive Officer, is set annually by the outside directors who are members of the Compensation Committee of Bank's Board of Directors. The outside director membership of the Compensation Committee is generally comprised of six outside directors. Appointments of outside directors to the Compensation Committee are rotated.

Compensation is composed of several segments which include base salary, short-term incentives and long-term incentives. The Compensation Committee compares all management compensation, including that of the Chief Executive Officer, to the compensation paid to managers of the same position in similar financial institutions. Data for this comparison comes from a variety of independent and creditable sources with the principal data being that published in an annual study by Wyatt Data Services/Cole Surveys, a division of the Wyatt Company, one of the nation's leading independent consultants in employee compensation. Because of timing differences, management compensation, including that of the Chief Executive Officer, that was approved for 1995 was compared to data for 1993 and therefore said management compensation for 1995 has not received any benefit from increases in compensation received by management's peers in 1994 and 1995.

MANAGEMENT SALARIES

All management salaries, including that of the Chief Executive Officer, are governed by the Bank's formal salary administration program in which all salary decisions are subject to detailed performance reviews which are conducted annually. The formal salary administration program was initiated in 1977 and is based upon a design submitted by Cole and Associates who provided consulting services to the Bank at that time. Subsequently, Cole and Associates was acquired by the Wyatt Company. Each year the salary administration program is updated and each management salary is compared to those salaries being paid to like positions in similar banks. Salary ranges for each management position in the Bank are then computed from that data. In general, the highest salary that would be allowable by the Bank is below the highest salary for that position as reported in the Cole Survey data. In 1995, the highest computed top salary allowable for the Chief Executive Officer was $248,000 and the actual salary paid was $220,400 or 89% of the maximum allowable under the Bank's salary administration program.

SHORT TERM INCENTIVE PROGRAMS

Short-term incentive compensation for the Bank is in the form of an annual bonus program. A bonus program was approved for the years 1987, and 1992 through 1995. No bonus plan was established for 1988 through 1991. No bonuses were paid under the plans approved in 1987, 1992 and 1995. The bonus plan establishes a bonus pool of funds based upon the Bank's return on assets. A return on assets which is below a predetermined level will result in no funding being made to the bonus plan. Funds from the pool are distributed to the participants under a formula which considers both their salary for that year and the level of their performance rating. Both officers and staff can qualify to participate in the bonus program, however, if the individual's performance rating is below a predetermined level, they will not be eligible for a bonus. A bonus for 1995 was not paid to employees because earnings thresholds were not met.

The Bank also has other short-term incentive compensation programs for both officers and staff. These other programs are generally structured as sales commission programs which are either nominal or material in value. If the program can result in only nominal values, it typically is paid in addition to the normal salary earned by the employee. However, if the program can result in material values, it typically is paid in lieu of a discounted portion of both the normal salary increase earned and the annual bonus program. In this instance, the employee loses the discounted portion of the salary increase and annual bonus even if they do not earn any commissions under the sales incentive program for which they qualify. Neither the Chairman (Chief Executive Officer) nor the President (Chief Administrative Officer) are permitted to participate in any of the sales incentive programs.

LONG TERM INCENTIVE PROGRAMS/STOCK OPTIONS

Long-term incentives are in the form of stock options. Stock options are granted to encourage and facilitate personal stock ownership by the executive officers and thus strengthen their personal commitment to Horizon and gain a longer-term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officer's interests with those of Horizon's other shareholders. Horizon also recognizes that a stock incentive program is a necessary element of a competitive compensation program. The program utilizes vesting periods to encourage key employees to continue in the employ of Horizon and thereby acts as a retention device for key employees. All of the shares optioned under this program also carry stock appreciation rights.

PERFORMANCE REVIEWS

The Compensation Committee does make specific review of the performance of the Chairman/Chief Executive Officer and the President/Chief Administrative Officer who are the senior executive officers of the Bank. The Compensation Committee reviews a variety of performance factors in considering the compensation for each of the Bank's executive officers, including the Chairman and the President. These factors generally include traditional financial results and indicators such as revenues, expenses, assets, credit issues, reserves, earnings and ratios such as return on equity, loans to deposits, and other significant factors and performance indicators. The business of commercial banking is very complex and is undergoing changes which generate uncertainties about future events. The Chairman and the President must give guidance and leadership to nearly all aspects of this dynamic enterprise, however, in the process are not expected to work alone. This performance evaluation also recognizes that very often programs that are initiated at the very top level of the organization are not quick fixes, nor should they be. And, these programs are generally long term in nature, bringing benefit to the Bank over many years. For those reasons, the Compensation Committee also focused on the following issues in determining performance levels for the Chairman and the President: quality of the organization, service delivery characteristics, quality of service, leadership in the community, and risk management.

There are numerous other issues upon which the Chairman, the President and other executive officers are given performance measurements in setting their annual compensation. Among these are the continued growth and development of our trust business, a very major portion of our enterprise; efficient and cost effective use of technology; the management of change; development of existing and new services; recruitment of and development of skilled people in the organization; team building; operating cost controls; improvement of fee income; ability to meet increased competition; performance of the Bank's investment portfolio; ongoing development of the Bank's information systems; and a broad variety of banking and management functions that are typical of a well-managed banking organization. All management compensation, including that of the Chief Executive Officer and the other executive officers, is entirely performance related.

COMPENSATION COMMITTEE MEMBERSHIP

Mr. Reed and Mr. Dabagia, executive officers of the Bank, are members of the Compensation Committee but do not participate in Compensation Committee evaluations of their own performances or in voting on their own compensation. As members of the Committee, they do participate in reviewing the performance of other officers, engage in the discussion of non-compensation human resource related issues that the Committee from time to time will review and discuss, provide technical assistance to the Committee, provide liaison between the Committee and other management, and undertake to enact the decisions of the Committee on its behalf. On occasion, Ms. Judy Dodge, Vice President of Human Resources, also engages in many of the above duties as well, but is not a member of the Committee.

No other officers, employees or former officers, former employees of the Bank or individuals requiring disclosure under Item 404 of Regulation S-K are members of the Compensation Committee. In addition, there are no executive officer/director interlocks in which an executive officer/director of one company serves on the compensation committee of another company, which itself has an executive officer/director serving on the first company's board of directors or compensation committee.

Robert E. McBride, Chairman     Russell L. Arndt              James D. Brown
Robert C. Dabagia               Larry N. Middleton, Jr.       Boyd W. Phelps
Larry E.Reed                    Susan D. Sterger



                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following information is provided with respect to compensation paid by Bank to each executive officer of Horizon and/or Bank in 1995 whose compensation exceeded $100,000. Horizon pays no direct remuneration to its executive officers, all of whom are compensated as officers of Bank.


                         ------------ANNUAL COMPENSATION----------- ---------------Long-term Compensation-------------

                                                                    --------Awards--------- -------Payouts------------
                                                                                 Securities
                         ------------ANNUAL COMPENSATION-----------  Restricted  Underlying
Name and                           Salary    Bonus    Other Annual     Stock      Options/     LTIP     Other
Principal Position       Year      (1)(2)    (1)(3)  Compensation(4)  Award(s)     SARs(#) Payouts($)  Compensation(5)
- ------------------       ----      ------    ------  --------------- --------    --------- ----------  ---------------
Larry E. Reed            1995    $220,400      --       $5,004           --         --         --        $35,526
Chairman and             1994    $209,100   $11,519     $3,579           --         --         --        $34,739
Chief Executive Officer  1993    $195,400   $26,646     $1,725           --         --         --        $33,084

Robert C. Dabagia        1995    $178,300      --       $6,073           --         --         --        $29,981
President and Chief      1994    $168,100    $9,260     $4,033           --         --         --        $26,798
Administrative Officer   1993    $159,300   $21,723     $1,840           --         --         --        $29,380

Thomas P. McCormick      1995    $121,000      --       $2,301           --         --         --        $12,151
Executive Vice           1994    $114,100    $6,286     $2,396           --         --         --        $ 8,690
President                1993    $103,700   $17,116     $2,316           --         --         --        $14,878

Leon A. Dargis           1995    $107,400      --       $5,666           --         --         --        $14,068
Senior Vice              1994    $100,600    $5,542     $4,898           --         --         --        $12,766
President                1993     $94,000    $7,426     $3,157           --         --         --        $11,326




(1) Salary and benefit numbers included herein for years have been restated to indicate actual paid, and actual deferred compensation pursuant to each category of payment

(2) Includes salary amounts paid and salary amounts deferred by the individual named pursuant to Horizon's Thrift Plan, and Supplemental Executive Retirement Plan ("SERP").

(3) Includes bonus amounts paid and bonus amounts deferred by the individual named pursuant to Horizon's Thrift Plan, and SERP.

(4) Includes car allowance and a portion of the group term life insurance premium taxable to the individual named.

(5) Includes Horizon's contribution to ESOP and Horizon's matching contribution to Thrift Plan and SERP.


EMPLOYMENT AGREEMENTS

Messrs. Reed and Dabagia are parties to Agreements with Horizon and Bank which provide for their continued service as Chairman of the Board and President, respectively, until December 31, 1998, subject to the right of Horizon and Bank to extend such Agreements. These agreements are in place to assure that senior executive decisions are made with the long-term benefit of Horizon and its shareholders in mind even if those decisions expose the senior executives to some criticism in the short term. Under the Agreement, Messrs. Reed and Dabagia are to receive benefit minimums and are to be paid salaries based upon their then existing salaries with periodic increases in accordance with the salary administration program applicable to all executives of Horizon and Bank. The salary administration program is regulated by the Compensation Committee of the Board and measures individual salaries against published compensation data for comparably sized financial institutions. If the employment of either is terminated for reasons other than "cause", as defined in the Agreement, then the individual shall receive an amount equal to three times his annual salary rate at that time. There is no change of control arrangement which would benefit either officer under the stated Employment Agreements.

AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in 1995 by Horizon's executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 1995. None of these options were exercised on December 31, 1995.


                                                Number of Shares Covered    Value of Unexercised In-The
                                                by Unexercised Options on       Money Options as of
                      ----Shares Acquired-----  ---------12/31/95--------   -------12/31/95  (2)-------
                      On Exercise    Value
Name                  During 1995  Realized(1)  Exercisable  Unexercisable  Exercisable  Unexercisable
- ----                  -----------  -----------  -----------  -------------  -----------  -------------
Larry E. Reed            -0-         -0-           30,000        -0-         $258,500        -0-
Robert C. Dabagia        -0-         -0-           23,000        -0-         $205,600        -0-
Thomas P. McCormick      -0-         -0-           10,000        -0-         $ 99,100        -0-
Leon A. Dargis           -0-         -0-            7,000        -0-         $ 57,300        -0-

(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) Market value of shares covered by in-the-money options on December 31, 1995 less option exercise price. Options are in-the-money if the market value of shares covered thereby is greater than the option exercise price.

COMPENSATION OF DIRECTORS

Horizon paid its non-employee directors $12,000 each for their services in 1995. Active officers of Horizon, receive no separate compensation for their services as directors. There is no additional compensation for meetings of committees of Horizon Board, special assignments or special meetings.

DIRECTORS DEFERRED COMPENSATION PLAN

Horizon sponsors a Directors Deferred Compensation Plan, which allows Directors of Horizon and Bank who are not also employees to elect to defer the receipt of fees for their services. Fees deferred under the plan accrue interest compounded annually. Payments of deferred fees are made to participants or their beneficiaries in a lump sum or monthly installments upon death or disability of the participants, or as designated by participants, when they are no longer a member of the Board of Directors or attain a specific age. Participants have no rights to amounts deferred other than rights as general creditors of Horizon.

PERFORMANCE GRAPH

                 Comparison of Five Year Cumulative Total Return
                Among Horizon Bancorp Common Stock, S&P 500 Index
                            and Bank Composite Index

                     (Total return assumes $100 invested on
                   January 1, 1990 with reinvested dividends)

                         1990     1991    1992      1993      1994       1995
                         ----     ----    ----      ----      ----       ----
Horizon Bancorp        $100.00  $146.67  $206.67   $218.00   $246.00   $274.00
S&P 500 Index           100.00   130.47   140.41    154.57    156.61    215.46
Bank Composite Index    100.00   163.34   215.40    237.45    225.27    358.97

The comparison of total return on investment (change in December year end stock price plus reinvested dividends) for each of the periods shown, assumes that $100 was invested on December 31, 1990 in each of Horizon Common Stock, the Standard and Poor 500 Index and the Standard and Poor Bank Composite Index. Other companies in the Standard and Poor indices are in general larger than Horizon, with greater market capitalization, and with shares which trade on a national exchange. Horizon's shares are not traded on any exchange and trade only infrequently in the over-the-counter market. Information with respect to the market price of Horizon's shares was provided by The Chicago Corporation, the principal market maker for the shares, and does not include mark-ups, mark-downs or commissions and may not reflect either actual trades or all trades which occur.

TRANSACTIONS WITH MANAGEMENT

Directors and executive officers of Horizon and their associates were customers of, and have had transactions with, Bank in the ordinary course of business during 1995. Comparable transactions may be expected to take place in the future. During 1995, various directors and officers of Horizon and their respective associates were indebted to Bank from time to time. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

EMPLOYEE STOCK OWNERSHIP PLAN

Generally, all regular employees of Horizon and Bank who are at least 21 years old and have completed one year of employment with Horizon or Bank are eligible to participate in the Horizon Bancorp Employee Stock Ownership Plan. Under the terms of the ESOP, Horizon and Bank, as participating employers may, in their discretion, contribute Horizon Common Stock to the ESOP or contribute cash to the ESOP which is invested primarily in Horizon Common Stock. The amount of such contributions is determined by the Board of Directors. Contributions are allocated to each participant who completed 1,000 hours of service (as defined) during the year and is employed by Horizon or Bank on the last day of the year in the proportion that such participant's compensation (as defined) for the year bears to the total compensation for all participants for the year. No participant contributions are required or allowed under the ESOP.

Participants are vested in their accounts under the ESOP on a graduated basis commencing with 20% after 2 years of service and reaching 100% after 6 years of service. Distributions to participants or their beneficiaries under the ESOP may be in a lump sum as a result of retirement or other termination of employment, death or permanent and total disability. In general, distributions are made in the form of whole shares of Horizon Common Stock or cash, as elected by participants. If a participant or beneficiary receives a distribution in the form of Horizon Common Stock, the shares are subject to a "put" option. The terms of the put option entitle the participant to require Horizon (or the ESOP) to repurchase all or any part of the distributed shares at their current fair market value. The put option right applies when the stock is distributed and, if the distributee does not elect to exercise the put at that time, the distributee may again exercise the put option in the next year after the end of year valuation of Horizon stock held by the ESOP is communicated to the distributee. Additionally, participants have the right to direct the voting of the shares of Horizon Common Stock allocated to their accounts on all matters.

After a participant has attained age 55 and completed 10 years of participation in the ESOP, the participant may begin to elect to diversity his or her ESOP account by taking a distribution of up to 25% of the Horizon Common Stock allocated to the account. The stock distributed pursuant to this diversification election is subject to the put option rights discussed above. Eligible participants may elect, for a period of up to five consecutive years, to diversify their ESOP account in this manner; in the sixth year, eligible participants may elect to diversify up to 50% of the Horizon Common Stock allocated to their ESOP accounts. This diversification right is cumulative so that, in the aggregate, in any one of the first five years, no more than 25% of the total value of the Horizon Common Stock allocated to the account, and in the sixth year no more than 50% of the total value of the Horizon Common Stock allocated to the account, is subject to the diversification election.

In August, 1985, prior to the issuance of Horizon Common Stock in connection with the merger of Horizon and Citizens Michiana Financial Corporation, the ESOP acquired 30.95% of the issued and outstanding shares of Horizon Common Stock from individual shareholders. The transaction was financed through a loan of $3,400,000 from The Northern Trust Company to the ESOP which loan was guaranteed by Horizon ("1985 Loan"). The acquisition was made by the ESOP with the prior approval of the Federal Reserve Bank of Chicago ("Federal Reserve"). On January 17, 1995, the ESOP made the final payment on the 1985 loan. Such payment was made with cash held by the ESOP and with a contribution to the ESOP by Horizon in the amount of $146,500. The final principal payment on the loan was $297,500.

On August 26, 1994, the ESOP acquired 172,414 shares of Horizon Common Stock directly from Horizon at a purchase price of $29.00 per share. The transaction was evidenced by a Term Note and Security Agreement under which the ESOP, as borrower, agreed to pay Horizon, as lender, a total of $5,000,006 over a period of 10 years, in annual installments without interest ("1994 Loan"). The ESOP's acquisition of the Horizon Common Stock was made pursuant to the prior approval of the Federal Reserve. The ESOP's obligations under the Term Note and Security Agreement are secured by a security interest in the Horizon Common Stock acquired in the transaction and any proceeds therefrom--subject to the release of such security interest by Horizon as the note is paid. For the year ended December 31, 1995, a $500,000 principal payment was made by the ESOP to Horizon from the cash available to the ESOP and 17,241 shares of Horizon Common Stock were released from collateral and allocated to ESOP participants.

On March 22, 1996, the ESOP borrowed $253,981 directly from Horizon; the proceeds were utilized by the ESOP to fund its acquisition of a total of 7,312 share of Horizon Common Stock with respect to distributions to participant during 1995 and the election by eligible participants to diversify a portion of their ESOP accounts invested in Horizon Common Stock. The transaction was evidenced by a Term Note and Security Agreement under which the ESOP, as borrower, agreed to pay Horizon, as lender, a total of $253,981 over 20 years, in annual installments without interest ("1995 Loan"). The ESOP's obligation under the Term Note and Security Agreement are secured by a security interest in the Horizon Common Stock acquired in the transaction and any proceeds therefrom--subject to the release of such security interest by Horizon as the note is paid. The first installment under the 1995 Loan is due on December 31, 1996.

For the year ended December 31, 1995, $169,000 was contributed to the ESOP, of which $5,156 in value of Horizon Common Stock was allocated to the account of Larry E. Reed, $5,156 in value of Horizon Common Stock was allocated to the account of Robert C. Dabagia, $4,216 in value of Horizon Common Stock was allocated to the account of Thomas P. McCormick, $3,379 in value of Horizon Common Stock was allocated to the account of Leon A. Dargis, and $19,637 in value of Horizon Common Stock was allocated to accounts of all executive officers as a group (five individuals, including the above four). The accounts of Messrs. Reed, Dabagia, McCormick, and Dargis under the ESOP are 100% vested.

THRIFT PLAN

Generally, all regular employees of Horizon and Bank who are at least 21 years old and have completed one year of employment with Horizon or Bank are eligible to participate in the Horizon Bancorp Employees' Thrift Plan. For the year ended December 31, 1995, the Thrift Plan was funded by matching contributions by the Bank of 100% of participants' salary redirection contributions of up to 2% of compensation (as defined in the Thrift Plan) and 50% of salary redirection contributions in excess of 2% of compensation but not more than 6% of compensation.

Salary redirection contributions by participants and matching contributions by Bank are allocated to each participant based upon individual contribution elections. The value of each participant's account attributable to Bank's matching contributions vests on a graduated basis commencing with 20% after 2 years of service and reaching 100% after 6 years of service. All other accounts under the Thrift Plan are fully vested at all times. Distribution of benefits under the Thrift Plan is made in the form of a joint 50% survivor annuity for married participants and life annuity for single participants. However, the Thrift Plan allows participants to elect to receive their benefits in the form of a lump sum or in installment distributions over a period not exceeding 10 years.

For the year ended December 31, 1995, Bank contributed $172,000 to the Thrift Plan of which $6,000 was allocated to the account of Mr. Reed, $6,000 was allocated to the account of Mr. Dabagia, $4,918 was allocated to the account of Mr. McCormick, $4,015 was allocated to the account of Mr. Dargis, and $22,945 was allocated to the accounts of all executive officers as a group (five individuals, including the above four). The accounts of Messrs. Reed, Dabagia, McCormick, and Dargis under the Thrift Plan, are 100% vested.

STOCK OPTION AND STOCK APPRECIATION RIGHTS PLANS

Awards under the 1987 Plan were made by the Compensation Committee, exclusive of those members who were eligible to participate in the 1987 Plan (the "Committee"). The Committee selected any key employee of Horizon or Bank to participate in the 1987 Plan. Awards were granted from time to time until the earlier of January 20, 1990 or the termination of the 1987 Plan by the Board of Directors. A maximum of 85,000 shares of Horizon Common Stock could have been issued under the 1987 Plan. However, options could not have been granted for more than 42,500 shares during any calendar year. On December 18, 1990, the Board approved a new Plan, for non-executive officers only, authorizing the grant of a number of options and Stock Appreciation Rights equal to the number of those options and Stock Appreciation Rights terminated in 1990, not to exceed 10,000 shares. The new Plan authorized these grants under the same terms and conditions as the 1987 Plan. All of the options and Stock Appreciation Rights under the new Plan were granted on January 28, 1991. At December 31, 1995, options to purchase 82,750 shares of Horizon Common Stock were outstanding under the Plans, and 1,150 SARs have been exercised under the Plan.

Awards under the Plans include non-qualified stock options ("NSOs") and stock appreciation rights ("SARs"). SARs were granted only in conjunction with NSOs. An award cannot be exercised by a recipient until one year after grant. Thereafter, after the first year and through the second year from the date of award, an option may be exercised as to not more than 20% of the total option shares; through the third year as to not more than 40% of the total option shares; through the fourth year as to not more than 60% of the total option shares; through the fifth year as to not more than 80% of the total option shares; and during the sixth year and any time thereafter (during the remaining term of the option) all or part of the option shares may be exercised. Upon the death of the recipient, the option is exercisable in full within one year from the date of the recipient's death. In the event of a change of control of Horizon (as defined) all outstanding options may be exercised immediately.

The following is provided with respect to those Stock Options:

Name of individual                 Shares subject to         Per share
or number of persons               options with stock        exercise
in group                           appreciation rights       price
- --------                           -------------------       -----

Executive officers with
granted options (4 individuals)    70,000                    $31.50 - 22.50

Horizon and Bank employees
with granted options,
(14 individuals, including
above 4)                           81,050 (1)(2)             $31.50 - 13.50

(1) Net of NSOs and SARs forfeited and reallocated pursuant to the terms of the Plans.

(2)  There were no NSOs or SARs granted in 1995.



                         INDEPENDENT PUBLIC ACCOUNTANTS


Arthur Andersen LLP, Chicago, Illinois, served as Horizon's independent auditors for 1995. The services performed by Arthur Andersen LLP in this capacity included conducting an examination in accordance with generally accepted auditing standards and expressing an opinion on Horizon's 1995 consolidated financial statements. As of this date, no determination has been made as to selection of Independent Public Accountants for the year ending December 31, 1996. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Horizon's executive officers, directors, and owners of more than 10% of Horizon Common Stock are required to file reports of their ownership and changes in ownership of Horizon Common Stock with the Securities and Exchange Commission. Copies of these reports must also be furnished to Horizon. Based solely upon a review of copies furnished to Horizon, through the date of this Proxy Statement, or written representation that no reports were required, Horizon believes that through 1995, all filing requirements of the Securities and Exchange Commission applicable to Horizon's executive officers, directors, and 10% shareholders relating to stock ownership were complied with.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

Any shareholder who intends to present a proposal for action at Horizon's 1997 annual meeting of shareholders through the inclusion of such proposal in Horizon's Proxy Statement relating to that meeting must furnish Horizon such proposal in writing together with notification of such intention no later than December 2, 1996, in order to be considered for inclusion in next year's Proxy Statement.

                                  OTHER MATTERS

Management does not intend, and presently knows of no intention by any other person, to present to the meeting any action by shareholders other than as set forth herein. However, the enclosed proxy confers discretionary authority with respect to the transaction of any other business that may properly come before the meeting and it is the intention of the persons named in the proxy to vote in their discretion on any such matter.

Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than Horizon, Horizon relies upon information furnished by others for the accuracy and completeness thereof.

WE STRONGLY URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT THE EARLIEST POSSIBLE DATE EVEN THOUGH YOU PLAN TO ATTEND THE MEETING. IN THE EVENT YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.



                               Thomas P. McCormick
                                                  Secretary
Michigan City, Indiana
April 15, 1996





                            AVAILABILITY OF FORM 10-K

A COPY OF HORIZON'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO DIANA E. TAYLOR, CHIEF FINANCIAL OFFICER OF HORIZON, AT 515 FRANKLIN SQUARE, MICHIGAN CITY, INDIANA 46360.